                                                                   EXHIBIT 12

                   BURLINGTON NORTHERN INC. and SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                             Three Months Ended
                                                                  March 31,
                                                              1995        1994
Earnings:

  Pre-tax income.....................................          $177        $142

  Add:
    Interest and fixed charges, excluding capitalized
      interest.......................................            43          39
    Portion of rent under long-term operating leases
      representative of an interest factor...........            28          25

  Total earnings available for fixed charges.........          $248        $206

Fixed charges:

  Interest and fixed charges.........................          $ 44        $ 39
  Portion of rent under long-term operating leases
    representative of an interest factor.............            28          25

  Total fixed charges................................          $ 72        $ 64

Ratio of earnings to fixed charges...................          3.44x       3.22x